UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2020

GUARDION HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38861	44-4428421
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15150 Avenue of Science, Suite 200

San Diego, CA 92128

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 605-9055

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GHSI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 6, 2021 (the “Effective Date”), the Board of Directors (the “Board”) of Guardion Health Sciences, Inc. (the “Company”) has appointed Bret Scholtes as President and Chief Executive Officer and as a director of the Company.

Prior to his appointment, Mr. Scholtes, age 51, served as the President and Chief Executive Officer of Omega Protein Corporation (“Omega”) since 2012 and as a director of Omega since 2013. Prior to his selection as Chief Executive Officer of Omega, Mr. Scholtes served as the Omega’s Senior Vice President-Corporate Development from April 2010 to December 2010 and as Omega’s Executive Vice President and Chief Financial Officer from January 2011 to December 2011. From 2006 to April 2010, Mr. Scholtes served as a Vice President at GE Energy Financial Services, a global energy investment firm. Prior to that, Mr. Scholtes held positions with two publicly traded energy companies. Mr. Scholtes also has five years of public accounting experience. Mr. Scholtes holds an MBA degree in Finance from New York University and a degree in Accounting from the University of Missouri – Columbia.

The Company and Mr. Scholtes entered into an employment agreement (the “Employment Agreement”), effective on the Effective Date, pursuant to which Mr. Scholtes’s annual base salary is $400,000. The Employment Agreement provides that Mr. Scholtes shall have an annual target cash bonus opportunity of no less than $400,000 (the “Bonus”) based on the achievement of Company and individual performance objectives to be determined in good faith by the Board in advance and in consultation with Mr. Scholtes (the “Performance Objectives”). The initial term of the Employment Agreement is through December 31, 2023, with automatic one-year renewals, unless either party provides written notice of a non-renewal in accordance with the terms of the Employment Agreement (the “Term”). The Employment Agreement also includes standard benefits, as well as customary non-compete, non-solicitation, intellectual property assignment and confidentiality provisions that are customary in the Company’s industry.

In addition, effective as of the Effective Date, Mr. Scholtes shall be granted an award of a number of stock options equal to one percent (1%) of the issued and outstanding number of shares of the Company’s common stock (the “Stock Options”) pursuant to the Company’s 2018 Equity Incentive Plan (the “Incentive Plan”), at an exercise price equal to the closing price of the Company’s common stock on the Effective Date. One third (1/3) of the Stock Options shall vest and become exercisable the first anniversary of the Effective Date, and the balance of the Stock Options shall vest ratably in equal installments for the twenty-four (24) months thereafter, subject to continued service, and shall vest in full upon a Change in Control (as defined in the Incentive Plan). Additionally, the Company shall grant unvested shares of common stock in an amount equal to one percent (1%) of the number of shares of Company common stock issued and outstanding on the Effective Date (the “Stock Grant”) to Mr. Scholtes under the Incentive Plan. The shares underlying the Stock Grant shall become vested in full on the first anniversary of the Effective Date.

Additionally, Mr. Scholtes shall be granted (i) additional stock options equal to two percent (2%) of the Company’s issued and outstanding shares of common stock on the date of grant if the Company achieves specified written performance objectives established by the Board for the Company’s fiscal years ending December 31, 2021 and December 31, 2022 and (ii) additional stock options equal to either two percent (2%) or three percent (3%) of the Company’s issued and outstanding shares of common stock on the date of grant if the Company meets certain financial objectives during the first five years following the Effective Date.

If Mr. Scholtes’s employment is terminated by the Company without cause (as defined in the Employment Agreement), if the Term expires after a notice of non-renewal is delivered by the Company or if Mr. Scholtes’s employment is terminated following a change of control (as defined in the Incentive Plan), Mr. Scholtes will be entitled to (a) twelve months’ base salary, (b) the prorated portion of the Bonus for the year in which the termination occurs, based on actual performance and (c) base salary and benefits accrued through the date of termination.

There are no family relationships between Mr. Scholtes and any director or officer of the Company, and he has no direct or indirect material interest in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01 Other Events.

On December 28, 2020, the Company issued a press release announcing the appointment of Mr. Scholtes. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement, by and between the Company and Bret Scholtes
99.1	Press Release, dated December 28, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDION HEALTH SCIENCES, INC.
Date: December 29, 2020
	By:	/s/ Andrew Schmidt
	Name:	Andrew Schmidt
	Title:	Chief Financial Officer